Exhibit 99.2

Healthcare Services Group, Inc.	HCSG	Q2 2013 Earnings Call	Jul. 17, 2013
Company	Ticker	Event Type	Date

PARTICIPANTS
Corporate Participants
Daniel P. McCartney - Chairman & Chief Executive Officer, Healthcare Services Group, Inc.
Theodore Wahl - President, Chief Operating Officer & Director, Healthcare Services Group, Inc.
Other Participants
Ryan Daniels - Analyst, William Blair & Co. LLC
Michael W. Gallo - Analyst, C.L. King & Associates, Inc.
A.J. Rice - Analyst, UBS Securities LLC
Rob M. Mains - Analyst, Stifel, Nicolaus & Co., Inc.
Mitra Ramgopal - Analyst, Sidoti & Co. LLC
Toby J. Wann - Analyst, Obsidian Research Group LLC

MANAGEMENT DISCUSSION SECTION
Operator: Good day, ladies and gentlemen and welcome to the Healthcare Services Group, Inc. 2013 Second Quarter Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, today's conference call is being recorded.

The discussion to be held and any schedules incorporated by reference into it will contain forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions.

Words such as believes, anticipates, plans, expects, will, goal and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3%, 5% of our total consolidated revenues for the three and six months ended June 30, 2013; risks associated with our acquisition of Platinum Health Services, LLC; our claims experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry; our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012 in Part I thereof under Government Regulation of Clients, Competition, and Service Agreements/Collections, and under Item 1A, Risk Factors.

Many of our clients' revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress and related agencies have affected through the enactment of a number of major laws and regulations during the past decade, including the March 2010 enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. On July 29, 2011, the United States Center for Medicare Services issued final rulings which, among other things, reduced Medicare payments to nursing centers by 11.1% and changed the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries.

In January 2013, the U.S. Congress enacted the American Taxpayer Relief Act of 2012 which delayed automatic spending cuts of $1.2 trillion including reduced Medicare payments to plans and providers up to 2%. These discretionary spending caps were originally enacted under provisions in the Budget Control Act of 2011 and the initiative to reduce the federal deficit through the year 2021, also known as sequestration. This sequestration went into effect starting March 2013.

Currently, the U.S. Congress is considering further changes for revising legislation relating to health care in the United States which, among other initiatives, may impose cost containment measures impacting our clients. These laws and proposed laws and forthcoming regulations have significantly altered, or threaten to significantly alter, overall government reimbursement funding rates and mechanisms.

The overall effect of these laws and trends in the long-term care industry has affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed-upon payment terms. These factors, in addition to delays in payments from clients, have resulted in and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

I would now like to turn the conference over to your host, Mr. Dan McCartney, Chairman and CEO. Sir, you may begin.
Daniel P. McCartney, Chairman & Chief Executive Officer
Okay. Thank you, Ally, and thank you everybody for joining us. I'm here with Ted Wahl and Matt McKee. We released our second quarter results yesterday after the close and will be filing our 10-Q during the week of July 23.

As we had discussed in the first quarter review, the modification of our relationship with two corporate clients altered or phased out and completed during the first quarter impacted our second quarter reported revenue growth below our historical targets. Although the two clients remain customers, we reduced the services we provided and therefore the revenue from those clients during the first quarter, and it did not contribute at all in the second quarter.

During this transition, we continued our facility expansion plan in a more accelerated pace to utilize the surplus management people available to those changes with those two clients. In June, we added more facilities and revenue than any month since 2011 and we'll reflect that expansion fully in the third quarter and obviously the rest of 2013 and beyond.

In addition, we announced the acquisition of a private service company we're familiar with over the years and we closed the acquisition over the weekend. Their clients are spread out through our existing markets and management structure. We knew the personnel well and felt they were good guys and we were familiar with their client base, so we felt it would be a good fit. We expect the acquisition to contribute at least $60 million in annualized revenue, predominantly in housekeeping and laundry.

With our accelerated organic growth efforts and the acquisition, we expect increased revenue with proper execution back to our long-term historical target of double-digit growth in the third quarter and the fiscal year 2013.

So with that introductory summary, I'll turn it over to Ted Wahl for a further review of the financial report.

Theodore Wahl, President, Chief Operating Officer & Director
Thank you, Dan, and really it was during the fourth quarter of 2011 through the first half of 2012 that we accelerated our expansion, increasing housekeeping and laundry revenues by 16% and dining and nutrition revenues by over 58%, which makes the Q2-Q2 comparisons more difficult; but our long-term targeted range of 10% to 15% top line growth remains unchanged.

Revenues for the second quarter of 2013 increased 2.5% to $273.6 million. For the six-month period, revenues were up 4% to $547.5 million. Our revenue growth rate for the first six months of the year was impacted by the relationship modifications in Q1 with the two corporate clients Dan described.

Housekeeping and laundry for the quarter grew modestly to $183.7 million. Dining and nutrition was up over 7% to $89.9 million. As Dan indicated, in June we added more facilities and revenue than any other month since 2011. This significant organic expansion, along with the acquisition, will be fully reflected in the Q3 results. And if we execute properly, our revenue growth rate should return to double digits for the remainder of 2013 and 2014.

Net income for the quarter was up over 14% to $12.9 million or $0.19 a share. For the six-month period, net income increased over 40% to $27.8 million or $0.41 per share.

Direct cost of services for the quarter came in at 85.7%, which is slightly below our target of 86%. The districts and regions continued to give proper attention to our existing clients and made progress with the new business we added in June by implementing operational changes and getting the jobs on budget in a timely manner. Going forward, our goal is to manage direct costs under 86% on a consistent basis and work our way closer to 85% direct cost of services.

Selling, general and administrative expense was reported at 7.1% for the quarter with essentially no impact from deferred compensation investment accounts held for and by our management people. As we discussed in past quarters, SG&A also includes gross receipt taxes paid to states like Ohio, Michigan and Texas, as well as the additional resources added from when we expanded our Human Resource and Risk Management departments. This departmental expansion has allowed us to be more efficient in the employee benefit and insurance areas as well as comply with the new-hire and personnel record-keeping requirements demanded by the regulatory environment and job tax credit programs like WOTC. For the balance of the year, we would expect our SG&A to continue to be in that 7% to 7.25% range with the ongoing opportunity to garner some modest efficiencies.

Investment income came in at $219,000, again with no impact from the change in the value of the deferred compensation investment accounts.

Our tax rate was 35% for the quarter, which is what we expect our tax rate to be for the remainder of the year.

We continue to manage the balance sheet conservatively and at the end of the second quarter had over $85 million of cash in marketable securities, no debt, and a current ratio of better than 4:1. Our accounts receivable remained in good shape, well below our DSO target of 60 days, even though only one month of the second quarter facility expansion was reflected in Q2 revenues.

Finally, the Board of Directors approved an increase to the dividend to $0.16875 per share, split adjusted and payable on September 20. The cash flow, cash balances and earnings for the quarter more than supported, and with the dividend tax rate being less than anticipated and in place for the foreseeable future, the cash dividend program continues to be the most tax efficient way to get the value and free cash flow back to the shareholders.

It will be the 41st consecutive the cash dividend payment was paid out since the program was instituted in 2003 after the change in tax law. It's the 40th consecutive quarter we increased the dividend payment over the previous quarter. That's a 10-year period that included four 3-for-2 stock splits.

And with those opening remarks, Dan and I would like to open up the call for questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question comes from Ryan Daniels of William Blair. Please go ahead.

<Q - Ryan Daniels - William Blair & Co. LLC>: Yeah. Good morning, guys. Thanks for taking the question. I wanted to ask on the Platinum acquisition; obviously they did not have any food services capability. So maybe talk a little bit about the possibility of offering that into their client base and then how long will you typically wait before you offer that type of service? Is that something you go right away or kind of digest the acquisition and let the clients get to know you before you sell that?

<A - Daniel McCartney - Healthcare Services Group, Inc.>: I think there will be some time in the relationship and the offer, and I think like our existing client base, there'll be different interest depending on the clients. But even within our existing client base, Platinum aside, there's still more cross-selling opportunities for food service than our management structure can support; but Platinum and their client base certainly fall into that category. So, on the upside, it created the potential for those kind of opportunities but our existing clients, we haven't come close to maximizing the cross-selling opportunity with the base business as well.

<Q - Ryan Daniels - William Blair & Co. LLC>: Okay. That's helpful. And then if we think about the acquisition coming on here in early July and the fact that you had a ton of new client adds in June, does that do anything to our sales strategy in the third quarter? Meaning, do you step off the gas pedal a little in July to let the team digest all the new business and the new acquisition or is it a kind of a full bore ahead?

<A - Daniel McCartney - Healthcare Services Group, Inc.>: I think the divisions that are most affected by it will certainly be less aggressive than they would have been otherwise as they try to digest this; make sure we don't stub our toe with the new business added in June organically and then the acquisition clients as we get to meld in and make our contribution and get that help a little bit. But a lot of these divisions are - aren't as affected and their growth opportunities and their growth targets are going to remain the same.

So I think the divisions, it will be more division and geographically specific. The areas that are impacted will grow less than they would have otherwise and the divisions that aren't impacted by it and are not the beneficiary of this influx of new clients will still continue to expand organically.

<Q - Ryan Daniels - William Blair & Co. LLC>: Okay, perfect. And then one more quick one, just accounts receivable balance up a little bit. Is that just a manifestation of the big new business in June and not collecting on that yet because it's only been a month in the books?

<A - Ted Wahl - Healthcare Services Group, Inc.>: Yeah, that's exactly right, Ryan. Since the expansion was concentrated in June, we had one month of billing and accounts receivable, but only one month of revenue. So next quarter, we'll still have one month of billing in AR, but we'll have the three months revenue of revenue, so our average day sales won't be understated for the quarter.

<Q - Ryan Daniels - William Blair & Co. LLC>: Okay.

<A - Daniel McCartney - Healthcare Services Group, Inc.>: The impact was about three days.

<Q - Ryan Daniels - William Blair & Co. LLC>: Okay. Perfect. Thanks so much, guys. Appreciate it.

Operator: Our next question comes from Michael Gallo of C.L. King. Please go ahead.

<Q - Mike Gallo - C.L. King & Associates, Inc.>: Hi, good morning.

<A - Ted Wahl - Healthcare Services Group, Inc.>: Hey, Mike.

<Q - Mike Gallo - C.L. King & Associates, Inc.>: Just a couple of questions, if I may. On the business adds in June, Dan, was that split between the housekeeping and food service in terms of the additions? Or how many facilities did you add on housekeeping, or how should we think about that?

<A - Daniel McCartney - Healthcare Services Group, Inc.>: It was both - a combination of both, but more food service than housekeeping and laundry. But it was about $10 million in quarterly sales and about the amount of facilities we typically add in a quarter that we added in June. And that's why, even though we don't usually do that, we wanted to differentiate the progress we were making organically and this quarter would be - but because it was an unusual amount of new adds that we worked on and the guys in the field did a real good job procuring to try to make up for the two client adjustments that we were dealing with and to utilize the surplus management people it made available to us.

<Q - Mike Gallo - C.L. King & Associates, Inc.>: And then just second question on that; at times when you've had that accelerated addition in a given month, it's taken a little while, time to digest and get it on budget. Obviously in this case, you had some underutilization from the issue described previously in the first quarter. So is the business on budget now? Do you expect any material margin impact or were you able to kind of digest it...?

<A - Daniel McCartney - Healthcare Services Group, Inc.>: I don't think it's - some of them - all of them are not on budget yet. And even with surplus management people, it's still a transitional period to get the job on budget. Our target is still when we start a new property to get it on budget within 60 days, 90 days at the outset; certainly putting more seasoned management people in to start up the account and reassure us that we have a more likely shot of doing that timely than we would have otherwise if they were newer management people. But there's still that risk; we fully expect them to adhere to the schedule, the guys in the field, and get the jobs running on budget within that 60 day threshold though.

<Q - Mike Gallo - C.L. King & Associates, Inc.>: Right, but overall there was nothing really too specific about it in terms of it should come on budget in the normal...

<A - Daniel McCartney - Healthcare Services Group, Inc.>: Yes, yes.

<Q - Mike Gallo - C.L. King & Associates, Inc.>: ...course of business, right? Okay, thanks very much.

<A - Daniel McCartney - Healthcare Services Group, Inc.>: Okay, thanks.

Operator: Our next question comes from A.J. Rice of UBS. Please go ahead.

<Q - A.J. Rice - UBS Securities LLC>: Thanks. A couple of different questions; first of all on the new - just to follow on with the other questions, on the new accounts signed in June, did that tend to be concentrated either geographically or under one ownership structure? And - well, I guess we'll start with that?

<A - Daniel McCartney - Healthcare Services Group, Inc.>: Yeah. It was primarily spread across three ownership groups and in the southeast and southwest, A.J.

<Q - A.J. Rice - UBS Securities LLC>: Okay.

<A - Daniel McCartney - Healthcare Services Group, Inc.>: Which is, quite frankly, where we were prepared and had some underutilized infrastructure. So it'll be folded in nicely given our management team down there.

<Q - A.J. Rice - UBS Securities LLC>: Okay. On the Platinum acquisition, can you give us a little bit of background of how long you were in discussions with them; sort of how that deal came to fruition as well as does this portend other deals out there? Any commentary about potential pipeline of any sort?

<A - Ted Wahl - Healthcare Services Group, Inc.>: I mean really the introduction was made over a year ago and over the past year we've met at different times. But as far as whether this bodes for significant acquisitions or other opportunities in future, there's just not a lot of candidates out there. So this - again, it met our criteria; certainly the financial evaluation was critical and we concluded that Platinum would complement our margin profile and be accretive to earnings. But they had a strong management team; they had an entrepreneurial minded customer base that's looking to grow. And then some attractive cross-sell opportunities in dining and nutrition. So if we're able to meet the retention and expansion goals, it certainly has upside potential. But there's just not a lot of candidates out there for what Platinum presented as the opportunity.

<A - Daniel McCartney - Healthcare Services Group, Inc.>: That's why we've always been relatively conservative as for as looking at acquisitions, because as Ted said, they aren't really many opportunities that fit our niche and there was enough opportunity organically to continue to expand as well. We really have to assess that financially it makes sense and just as much relationship-wise. These are guys that we knew for a long time. They seemed like good guys. The ones that we knew more intimately would fit in well and that's why we thought it was a good fit, the financial factors aside.

<Q - A.J. Rice - UBS Securities LLC>: Okay. Then thinking about - you had the two big contract restructurings in the first quarter which has impacted your sales. Have you seen any other move by other clients to come in and ask for restructuring? Has there been any change in the attrition rate on your contracts? Just update us on that, maybe.

<A - Daniel McCartney - Healthcare Services Group, Inc.>: No, there's been no updates; I mean, our retention rates are as strong as they've ever been, even with the contract restructurings. And remember, the client - the customer that was southwest based and on the dining and nutrition side continues to be a customer as does the housekeeping and laundry customer that we restructured some contracts with. So both are customers heading into the second half of the year and we haven't seen anything along what we saw in the first half of the year going forward.

<Q - A.J. Rice - UBS Securities LLC>: Okay. And then, how about just on re-pricing of contracts; any update there? Are you seeing the underlying nursing home chains start to raise rates a little more with their own employees which would flow through to you? Or is it still sort of steady state?

<A - Ted Wahl - Healthcare Services Group, Inc.>: It's really client specific, most of them. I think the average has still been, in spite of the rhetoric and the cost pressures some operators are feeling and their rhetoric about what they think they have to do to contain their labor costs aside from outsourcing as an option. But internally, that they still been giving an average of 2% to 2.5% increases to the majority of their blue-collar workers and that obviously impacts our pass through clause to get the same benefit to our employees as well.

<Q - A.J. Rice - UBS Securities LLC>: Okay.

<A - Daniel McCartney - Healthcare Services Group, Inc.>: Many - we only have frozen the wage rates and increases going forward, but I think I could count on one hand the clients that actually followed through with that.

<Q - A.J. Rice - UBS Securities LLC>: Right. Okay. And then the last question on your balance sheet. You're now up to $85 million in cash and I understand, obviously, that you increased the dividend again this quarter. Is there a point at which you say, well, we actually are - we can do a little more with the cash because we don't need this much cash to run the business and it's sort of excess?

<A - Daniel McCartney - Healthcare Services Group, Inc.>: I think we've said before, we're looking at big management bonuses, but frankly the board does assess this every quarter and I think as the earnings per share continue at a more rapid pace we'll certainly review increasing the dividend, maybe at a more rapid rate proportionate with the earnings per share growth as well. It's something we kick around every quarter, so it's certainly reasonable to expect that.

<Q - A.J. Rice - UBS Securities LLC>: Okay. All right. Thanks a lot.

<A - Ted Wahl - Healthcare Services Group, Inc.>: Thanks, A.J.

Operator: Our next question comes from Rob Mains of Stifel. Please go ahead.

<Q - Rob Mains - Stifel, Nicolaus & Co., Inc.>: Yeah, thanks. Good morning.

<A - Daniel McCartney - Healthcare Services Group, Inc.>: Good morning, Rob.

<Q - Rob Mains - Stifel, Nicolaus & Co., Inc.>: Platinum - was there any Platinum impact on the second quarter, because obviously as the deal closed in July you knew it was coming in June?

<A - Ted Wahl - Healthcare Services Group, Inc.>: Yeah, I mean, really there was stop and starts along the way as we were negotiating with Platinum and kind of confirming what the structure and the timing of the deal was going to be. But I would say the last two months, in the lead up to it, in the markets that were going to be most impacted by the acquisition where the customer base was there was a slowdown as we prepared for the acquisition; and the support that would be needed by the operational team to assist the Platinum team in integrating and supporting the customer base.

<A - Daniel McCartney - Healthcare Services Group, Inc.>: And certainly our intention, Rob, in negotiating it, it took some time that we would have been spending doing other things while we were trying to make sure it fit the way we wanted it to. So it was a modest drain on resources in one way but not significant, I don't think.

<Q - Rob Mains - Stifel, Nicolaus & Co., Inc.>: Okay. Then, Ted, if you kind of held back a little bit in the regions where you're going to have a lot of contract, would that imply that any kind of margin differential between Platinum and HCSG would get erased pretty quickly now that the deal is done?

<A - Ted Wahl - Healthcare Services Group, Inc.>: Yes.

<Q - Rob Mains - Stifel, Nicolaus & Co., Inc.>: Okay. That's great. That's all I had. Thank you.

<A - Daniel McCartney - Healthcare Services Group, Inc.>: Thanks, Rob.

Operator: Our next question comes from Mitra Ramgopal of Sidoti & Company. Please go ahead.

<Q - Mitra Ramgopal - Sidoti & Co. LLC>: Yes. Hi, good morning. Just a quick question. Dan, as you look to grow the business and bring on more management, are you affected at all with a tighter labor market given a stronger economy?

<A - Daniel McCartney - Healthcare Services Group, Inc.>: Not really. I mean, I'm sure our macro labor environment is more facility specific. I'm sure some of our guys in certain areas have a more difficult time in their recruitment, in getting warm bodies in than others with a greater capacity in urban areas, for example. But I think we've not had any real complaints bubble up like they had in the past; not recently, but certainly 20 years ago where some of our management people needed transportation support where they didn't have public transportation, for example, to some outlier type of facility.

So I think the recruitment and getting the staff at each of the properties is a little bit different, but I think they're all - all our guys are doing a good job keeping the property staffed and having a pipeline of employees available when that comes up. And I think the labor market conditions in those particular areas are really reflected in the personnel policies of the client. If they determine they have to give a 3% increase to be more attractive it'll trigger our pass through clause and they'll do that. But I don't see anything really dramatic impacting the labor force for us across the board.

<Q - Mitra Ramgopal - Sidoti & Co. LLC>: Okay, thanks.

Operator: Our next question comes from Toby Wann of Obsidian Research Group. Please go ahead.

<Q - Toby Wann - Obsidian Research Group LLC>: Hey, good morning, guys. I wanted to just talk quickly about the accretion from Platinum. I know you guys kind of teased out that it was accretive - going to be accretive to earnings, but I don't know that we've actually kind of quantified the impact. Can you kind of maybe give us a little more details about that?

<A - Ted Wahl - Healthcare Services Group, Inc.>: I think the moment in time assessment would be - should be about a penny a quarter, but as I said before there's significant potential upside to it as the retention goals are met, as the growth opportunity or cross-selling opportunity with the customer base is met. So - but I would say about a penny a quarter in the near term.

<Q - Toby Wann - Obsidian Research Group LLC>: Okay. Thank you. That's helpful.

Operator: I'm showing no further questions at this time and would like to turn the conference back over to Mr. Dan McCartney, for any closing remarks.

Daniel P. McCartney, Chairman & Chief Executive Officer
Okay. Thank you, Ally. And thanks again, everybody, for joining us today. But we're well into 2013 now, the business model to a great degree hasn't changed very much. We expect to continue to expand our client base within our historical double-digit targets and with our second quarter activity; we worked our way back to double digits, which will be fully reflected in the third quarter and the remainder of the year.

The overall environment and demand for our services is still as great as it's ever been. We continue to try to balance controlling our growth rate and the expansion with our ability to manage it. But with the first quarter modifications with the two corporate clients we mentioned, we did have more management capacity than we typically have and were able to accelerate the growth in the affected divisions as well as pursue this acquisition opportunity that we became aware of.

It remains important for us to balance the client satisfaction measurements as we digest the increased amount of new business and continue to operate on budget. We'll look to make certain that the current expansion operates consistently. We continue to improve the food service margins while growing the client base at a controlled pace. All the divisions continue to perform better; but with any expansion, we need to make sure we're consistent. We have to keep our attention on the new business and getting and keeping them on budget while effectively managing the existing client base so there's no disruption of their services.

We'll look to keep and get the cost - direct costs below 86% consistently and work our way back to 85%. With some of the state tax policies and the staff save changes we've made, our SG&A will stay in the 7%, 7.25% range excluding any deferred comp impact. Our tax provision should remain about 35%, but overall in our business there's still strong demand for the services, both housekeeping and laundry and food service. Our management people in all divisions, especially in food service, continue to get better.

And I'd be remiss if I didn't mention with all the moving parts we had in the second quarter between the customer transitions in the first quarter, the acquisition, the amount of new business we added in June; with so many moving parts, our guys in the field did a great job in maintaining the cost and continuing to improve the direct cost margins. We believe we'll continue to operate on budget consistently as we expand. So overall, in this environment these are pretty good times for us.

Thanks again, everybody, for joining us and onward and upward.

Operator: Ladies and gentlemen, this does conclude today's conference. You may all disconnect; and have a wonderful day.